EXHIBIT 4.(b).2

PLAN

for
the demerger of
Norsk Hydro ASA
business register no. 914 778 271
as a part of the merger of
Norsk Hydro ASA’s petroleum activities with
Statoil ASA
business register no.: 923 609 016
entered into by the boards of directors of Norsk Hydro ASA and Statoil ASA on 12 and 13 March 2007 respectively for subsequent approval by the companies’ respective general meetings

CONTENTS:

1.	MAIN ELEMENTS OF THE MERGER	3

2.	ASSETS, RIGHTS AND OBLIGATIONS TO BE TRANSFERRED TO THE MERGED COMPANY	5

3.	ADJUSTMENT OF THE DEMERGER BALANCE AFTER THE EFFECTIVE DATE ETC.	9

4.	DEMERGER CONSIDERATION	11

5.	CHANGES IN CAPITAL STRUCTURE BEFORE THE IMPLEMENTATION	12

6.	CHANGES IN CAPITAL STRUCTURE AS A RESULT OF THE MERGER	12

7.	FOUNDERS AND SUBSCRIPTION CERTIFICATES	13

8.	FURTHER ON THE MERGED COMPANY	13

9.	ACCOUNTING ISSUES	14

10.	FISCAL ISSUES	15

11.	CONDITIONS FOR THE COMPLETION OF THE MERGER	15

12.	COMPLETION OF THE MERGER	15

13.	PLANNING OF THE INTEGRATION	16

14.	RESTRICTIONS ON THE CONDUCT OF BUSINESS DURING THE TERMS OF THE MERGER PLAN	16

15.	MISCELLANEOUS	16

This plan for the demerger of Norsk Hydro ASA with Statoil ASA as the assignee company (the “Merger Plan”) is entered into between the boards of directors of
(1)	NORSK HYDRO ASA, business register no. 914 778 271, Drammensveien 264, 0283 Oslo, (“Hydro”)
and
(2)	STATOIL ASA, business register no. 923 609 016, Forusbeen 50, 4035 Stavanger, (“Statoil”)
(hereinafter jointly referred to as the “Parties” and individually as a “Party”), regarding the merger of Hydro’s Petroleum Activities (as defined in clause 2.1. below) with Statoil (the “Merger”).
1.	MAIN ELEMENTS OF THE MERGER

1.1	Background
On 18 December 2006, Hydro and Statoil entered into an Integration Agreement regarding a merger of Hydro’s Petroleum Activities with Statoil into one group (the “Merged Company”), based on the principle of a merger of equals.
The Merged Company will be a competitive global participant in the petroleum industry, and the world’s largest operator for offshore projects in water depths of more than 100 metres. The Merged Company will have greater ability than each of the Parties separately to secure further growth in an environment with increasing competition for new resources and increasing technical complexity in available projects.
The purpose of the Integration Agreement was to form the basis for the development of this Merger Plan, which shall be based on and supplement the provisions in the Integration Agreement. The Integration Agreement shall be terminated and shall be replaced by the Merger Plan at the time when the Merger Plan is approved by the boards of directors of Statoil and Hydro.
1.2	The main feature of the Merger and general principles for completion
The activities in Hydro and its subsidiaries (the “Hydro Group”) currently include the two core business areas Aluminium and Oil & Energy, together with Hydro Other Businesses and Hydro’s “captive” insurance company Industriforsikring AS (“Industriforsikring”). Hydro Other Businesses comprises the activities of Hydro Polymers, Hydro IS Partner (“HISP”), Hydro Production Partner, Industry- and Business Parks and Shared Services.
The Parties agree on a merger of Hydro’s Petroleum Activities with Statoil into one group, based on the principle of a merger between equals. Hydro’s Petroleum Activities are mainly organised under the business area Oil & Energy, however certain related activities which shall be included in the Merger, are organised in other business areas.
The Merger presupposes a demerger of the parent company Hydro. As a part of the Merger, a transfer of the ownership interests in a number of companies to be included in the Merged Company’s corporate structure will also take place, as well as a transfer of the ownership interests in certain other partly owned companies (“the Petroleum Companies” or “Petroleum Companies”). An overview of the Petroleum Companies is included in Annex 1.
The remaining part of the parent company Hydro and the ownership interests in the companies not included in the Merger (jointly “the Hydro Companies” or “Hydro Companies”), will be part of the Hydro Group’s remaining activities (“Hydro’s Remaining Activities”).

1.3	Technical implementation
The Merger will be implemented by way of a demerger of Hydro’s Petroleum Activities with Statoil as the assignee company pursuant to the rules set out in the act dated 13 June 1997 no. 45 regarding public limited companies (the “Public Limited Companies Act”) chapter 14, whereupon Hydro’s shareholders will receive consideration in the form of shares in the Merged Company. In this respect, this Merger Plan constitutes a demerger plan pursuant to the Public Limited Companies Act section 14-4.
Hydro’s Petroleum Activities are mainly operated through subsidiaries. The most important of these subsidiaries, Norsk Hydro Produksjon AS, also conducts other activities of importance , while the rest of the subsidiaries included in Hydro’s Petroleum Activities do not conduct other activities of importance.
As a part of the Merger, the following Related Transactions (“Related Transactions”) shall be carried out prior to the time when the Merger is implemented by registration in the Register of Business Enterprises (“Implementation”):
(i) A demerger of Norsk Hydro Produksjon AS whereby assets, rights and obligations related to the Petroleum Activities are transferred to a newly established limited company wholly owned by Hydro (Norsk Hydro Petroleum AS).
(ii) Intra-group transfers of assets (including shares), rights and obligations to the extent necessary in order for Hydro’s Petroleum Activities and Hydro’s Remaining Activities respectively to be organised in companies which (a) only have assets, rights and obligations belonging either to the Petroleum Activities or Hydro’s Remaining Activities, and (b) are included in uninterrupted chains of ownership consisting solely of companies included either in Hydro’s Petroleum Activities or Hydro’s Remaining Activities.
In cases where it is not possible to carry out one or more Related Transactions prior to the Implementation, Statoil`s consent in writing is required for the completion of the Merger.. Such consent may not be unreasonably withheld. Statoil must also give written consent in case of significant changes in the informed transaction models and principles for the completion of Related Transactions.
Upon the completion of the Merger, all assets, rights and obligations included in Hydro’s Petroleum Activities will be transferred to Statoil. This transfer takes place through a reduction of the share capital of Hydro by NOK 3,197,265,703.30 from NOK 4,567,522,433.30 to NOK 1,370,256,730 by reducing the par value of each share from NOK 3.66 to NOK 1.098, and by simultaneously increasing the share capital of Statoil by NOK 2,606,655,590 to NOK 7,971,617,757.50 by issuing 1,042,662,236 new shares, each with a par value of NOK 2.50, as consideration to Hydro’s shareholders, resulting in that such shareholders receive 0.8622 shares in the Merged Company for each share owned in Hydro. Consideration in the form of shares shall not be issued for Hydro’s treasury shares.
The relation between Hydro’s nominal and paid-in share capital before and after the demerger corresponds to, in accordance with the provisions of the Norwegian Taxation Act regarding tax exempted demergers, the relation between the remaining net values in Hydro after the demerger and the net values to be transferred to the Merged Company in connection with the Merger (the “Proportion of Division”).
1.4	Financial effective date
The financial effective date of the Merger shall be 1 January 2007 (the “Effective Date”).
This principle implies that all assets, rights and obligations related to Hydro’s Petroleum Activities which existed at the Effective Date, or which materialise later and have not ceased to exist at the Implementation, shall be allocated to the Petroleum Activities with effect for the Merger.

As a consequence, Hydro shall, as from 1 January 2007, continuously identify all rights and obligations which materialise or cease to exist for Hydro, and which are related to Hydro’s Petroleum Activities. In this respect, as well as in the Merger Plan in general, rights and obligations imply rights and obligations towards other legal entities, as well as rights and obligations between the remaining part of Hydro or Norsk Hydro Produksjon AS on the one hand, and the part of Hydro or Norsk Hydro Produksjon AS that shall be transferred to the Merged Company on the other hand, based on intra-group transactions as if they were separate companies from the Effective Date.
1.5	Time schedule
The Merger Plan shall be submitted for approval to the general meetings of Statoil and Hydro as soon as possible, and no later than four months from the date hereof.
The completion of the Merger by registration in the Register of Business Enterprises shall take place on the first business day of the subsequent month after the expiry of the period for creditor’s objections and all other necessary conditions for the Implementation in accordance with the Merger Plan have been fulfilled.
2.	ASSETS, RIGHTS AND OBLIGATIONS TO BE TRANSFERRED TO THE MERGED COMPANY

2.1	Main principle
The merger involves a merger of Hydro’s Petroleum Activities with Statoil into one group.
Hydro’s Petroleum Activities (“Hydro’s Petroleum Activities” or the “Petroleum Activities”) comprise all assets, rights and obligations which completely or primarily relate to the Hydro Group’s activities in the areas of exploration, production, transport, processing, marketing and sale of, as well as research and development related to, oil and gas, including all shares and assets which Hydro owns in companies with such activities. Further, Hydro’s activities within wind power and Hydro’s interests in Naturkraft AS and HISP together with Hydro’s ownership interests in Norsk Hydro Canada Inc. shall be included. On the other hand, the Hydro Group’s activities within hydroelectric power and associated trading activities, solar energy, CO2 quotas and Industriforsikring are not included.
If the transfer of assets, rights and obligations triggers a pre-emptive right or similar rights for third parties, any consideration which Hydro thereby may receive shall be included in the Petroleum Activities.
Except as otherwise stated in the Merger Plan, the Merger involves a transfer of all assets, rights and obligations included in the Petroleum Activities regardless of their nature, including assets, rights and obligations related to licenses, approvals, employment, claims, operating related debt, bond loans, intellectual property rights, disputes, sureties, guarantees, taxation, environmental matters, derivative contracts and other agreements, regardless of whether they are known or unknown, conditional or unconditional.
All cash and bank deposits which are not part of the Petroleum Companies, and syndicated credit facilities, shall be allocated to Hydro’s Remaining Activities. On the other hand, all bond loans shall be allocated to the Petroleum Activities.
Up to the Implementation, Hydro shall provide Statoil with such continuous information as is necessary to enable Statoil to verify whether the distribution of assets, rights and obligations and Related Transactions are implemented in accordance with the provisions of the Merger Plan and as the Parties otherwise have agreed.
2.2	Further specification of the assets, rights and obligations to be transferred

2.2.1	Introduction
An overview of the most important assets, rights and obligations which will be transferred from Hydro to the Merged Company in connection with the Merger is included below.

2.2.2	Shares and interests in companies
The Merger involves a transfer to the Merged Company of the following shares and interests in companies owned directly by Hydro:

Country	Name	Ownership

Norway	Norsk Hydro Petroleum AS	100

	Hydro IS Partner AS	100

	Hydro Hydrogen Technologies AS	100

	AS Petronord	20

Russia	Norsk Hydro Russland AS	100
2.2.3	Bond loans
The Merger involves a transfer of the following bond loans from Hydro to the Merged Company:
(i)	All bond loans outstanding under “Indenture” of 15 April 1992 with Norsk Hydro a.s. (now Norsk Hydro ASA) as issuer (“Issuer”) and The Chase Manhattan Bank N.A. as trustee (“Trustee”) (now The Bank of New York), including subsequent supplements and amendments, with a total principal sum as of the Effective Date of NOK 16,319,498,691 based on an exchange rate of NOK/USD 6.2726.

(ii)	All bond loans outstanding under “Trust Deed” of 22 January 1999 with Norsk Hydro ASA as issuer (“Issuer”) and The Chase Manhattan Bank N.A. as trustee (“Trustee”) (now The Bank of New York) with subsequent supplements and amendments, with a total principal sum as of the Effective Date of NOK 2,491,394,874 based on an exchange rate of NOK/GBP 12.3087 and NOK/EUR 8.2628.
2.2.4	Guarantee liability
The Merger involves a transfer of a guarantee portfolio related to the Petroleum Activities consisting of parent company guarantees and rights and obligations related to bank guarantees granted to the benefit of the Petroleum Activities. At the Effective Date, this guarantee portfolio includes a guarantee liability of approximately NOK 20 billion. Within the limits of ordinary course of business, the guarantee portfolio will be subject to changes in the period from the Effective Date and up until Implementation both with regard to guarantee liability and premium liability.
2.3	Further on employment issues
The majority of the employees in the Norwegian part of Hydro’s Petroleum Activities are employed by Hydro. All employees in Hydro who on the Effective Date have their primary relationship to the Petroleum Activities shall, as a part of the Merger, be transferred to the Merged Company. The employment of the affected employees will be transferred in accordance with the rules and regulations of the Working Environment Act and other relevant labour legislation.
The employees within the unit “Projects” are included in the Petroleum Activities except for the approximately 100 employees working within the unit “Light Metals & Energy” which are part of Hydro’s Remaining Activities, and thus shall not be transferred to the Merged Company.
The employees of “Hydro Shared Services” who have their primary relationship to the Petroleum Activities, i.e. approximately 100 employees, shall be transferred to the Merged Company.

Some of the employees in corporate functions in Hydro have work tasks partly related to Hydro’s Petroleum Activities and partly related to Hydro’s Remaining Activities. Among these, approximately 120 employees in the Corporate Centre in Norway, including approximately 50 from “Facility Management”, but not including the employees in Industriforsikring, shall be transferred to the Merged Company as a part of the Merger based on their functions and qualifications, and also taking into account the need for labour in the respective businesses. The same applies to the employees in corporate functions abroad, where a total of approximately 15 employees shall to be transferred to the Merged Company. The specific allocation of the employees shall take place after consultation with the involved employees and in accordance with relevant legislation.
The Parties shall, to the extent possible, also ensure that employments at a subsidiary level are transferred to the Merged Company insofar that employees in Hydro Companies up to the Effective Date have had their primary relationship to the Petroleum Activities. Correspondingly, employees in Petroleum Companies who up to the Effect Date have had their primary relationship to Hydro’s Remaining Activities shall, to the extent possible, be transferred to Hydro.
The principle of merger of equals shall be reflected in connection with the assignments of positions and duties in the Merged Company. To the extent seniority is emphasised in relation to such assignments or any other situation, seniority in the Hydro Group and the Statoil group, respectively, shall count equally in the Merged Company.
Moreover, the Parties will emphasise providing information to and to consult with the employees and their representatives in connection with the completion of the Merger.
2.4	Further on pension issues
From the Effective Date, the Merged Company assumes responsibility for all pension issues, including both the company pension scheme of Norsk Hydro’s Pension Fund and Hydro’s various unfunded pensions schemes, related to the active employees being transferred to the Merged Company and related to all pensioners and previous employees who at the time when they ceased to be active employees in the Hydro Group had their primary relationship to the Petroleum Activities.
From the Effective Date, the Merged Company assumes responsibility for 36% of Hydro’s unfunded pension liabilities towards pensioners and former employees who at the time when they ceased to be active employees in the Hydro Group having work tasks related to both the Petroleum Activities and Hydro’s Remaining Activities.
Furthermore, the Merged Company shall from the Effective Date assume responsibility for a share equal to the Proportion of Division of Hydro’s unfunded pension liabilities towards pensioners and former employees who at the time when they ceased to be active employees in the Hydro Group performed work related to previous activities which are no longer part of the Hydro Group, cf. clause 2.8.
Hydro shall transfer to the Merged Company all claims which Hydro has against license partners related to pension rights earned in the upstream operation of the Hydro Group in Norway prior to 1 January 2001. Simultaneously, the Merged Company shall assume responsibility for Hydro’s obligations to pay premium to Norsk Hydro’s Pension Fund (whether the premium payment is due to a legal obligation or due to Hydro’s general practice without reflecting a legal obligation) and responsibility for pensions, which have not already been transferred in accordance with the provisions above, to the extent that premium and pension payments are included in the claims to be transferred according to the previous sentence.
Hydro’s company pension scheme shall be divided in accordance with the regulations in the act dated 24 March 2000 no. 16 regarding company pension scheme section 14-2 (2), cf. (1) first sentence, cf. section 14 1. Funds shall to the extent possible be transferred in the form of assets from Norsk Hydro’s Pension Fund to the pension scheme which assumes the pension obligations. The composition of the assets which are transferred shall to the extent possible reflect the current composition of assets in Norsk Hydro’s Pension Fund. The Parties shall jointly establish a procedure for determining the specific allocation of the assets in the pension fund which protects their respective interests in a balanced manner.

2.5	Further on IT/IS
As a part of the Merger, HISP will be transferred to the Merged Company. The rights and obligations of HISP, including those related to employees and pensions together with existing contractual relations, will as a main rule remain unchanged after the transfer. HISP shall continue as Hydro’s IT/IS supplier after the Merger based on the existing (with any adjustments that may be made) framework, delivery and project agreements between HISP and Hydro’s Remaining Activities. These agreements, together with the provisions below, regulate in more detail the delivery obligations, the right to termination and the possibility to re-allocate resources to Hydro after the transfer. Any adjustments as stated above require Statoil’s prior written consent. Such consent cannot be unreasonably withheld, and Statoil shall without undue delay make a decision as to whether such consent shall be given.
The Parties shall establish a working group for IT/IS activities consisting of representatives from Hydro and Statoil. The working group shall consider how the IT/IS activities in the Merged Company and Hydro’ Remaining Activities shall be planned and executed in an appropriate manner after the Merger, and shall also take due consideration to the IT/IS requirements of Hydro’s Remaining Activities. After the Merger, the working group shall consist of representatives from the Merged Company and Hydro’s Remaining Activities.
Hydro has the right to acquire hardware, applications, software and other specified assets to be identified by the Parties in connection with the integration process, which currently are owned by HISP but which are essential to Hydro’s Remaining Activities, at book value Such systems and assets will mainly be related to financial activities and systems for production of hydroelectric power and associated trading which are related to Hydro’s Remaining Activities. In connection with such transfer of assets and systems, it may also be desirable to transfer employees from HISP to Hydro’s Remaining Activities in accordance with the relevant labour legislation. Hydro’s right to acquire assets according to this paragraph is contingent upon such transfer not having a substantial adverse effect on HISP’s ability to deliver IT/IS services to the Petroleum Activities.
In connection with the integration process the Parties shall further identify which of the external agreements HISP has entered into that the Parties shall seek to transfer to Hydro.
Hydro undertakes, for a period of two years from the Implementation, not to recruit employees in HISP without the prior written consent of the Merged Company, except that Hydro shall be entitled to employ individuals employed in HISP insofar such employees apply for positions in Hydro on their own initiative and based on public advertisement of the positions.
2.6	Further on Herøya Research Centre
All assets, rights and obligations, including those associated with employee- and pension issues, related to the Oil & Energy Research Centre together with other activities at Herøya Research Centre which completely or primarily relate to the Petroleum Activities shall, as part of the Merger, be transferred to the Merged Company.
2.7	Further on corporate costs
Costs related to Hydro’s corporate centre shall from the Effective Date to the Implementation be distributed between Hydro’s Petroleum Activities and Hydro’s Remaining Activities in accordance with Hydro’s allocation principles for 2006. The share of the costs which according to the allocation principles is not charged to specific business areas (i.e. shareholders costs) shall be distributed in accordance with the Proportion of Division.
2.8	Further on assets, rights and obligations related to former activities
Any rights, assets and obligations related to former activities which are no longer part of the Hydro Group (including environmental- and pension obligations related to the former agri and magnesium activities), shall be distributed between the Petroleum Activities and Hydro’s Remaining Activities in accordance with the Proportion of Division.

2.9 Further on existing financial debt between Hydro and the Petroleum Companies
The main principle for the distribution of assets, rights and obligations included in clause 2.1 implies that the Merged Company from the Effective Date undertakes all financial debt (including outstanding accounts with Corporate Finance, loan placements and derivative contracts) which exist between Hydro and the Petroleum Companies. In this respect, both the creditor and the debtor positions are deemed to belong to the Petroleum Activities, so that the transfer of the financial debt will not affect the distribution of net values on a consolidated level.
2.10 Inter-company balance between Hydro’s Remaining Activities and Hydro’s Petroleum Activities
For the purpose of the Merger Plan, an inter-company balance shall be deemed to exist between Hydro’s Remaining Activities and Hydro’s Petroleum Activities (the “Demerger Balance”). Depending on the underlying circumstances, this Demerger Balance may either imply a loan from Hydro’s Remaining Activities to Hydro’s Petroleum Activities or a claim which Hydro’s Petroleum Activities have against Hydro’s Remaining Activities.
As of the Effective Date, the Demerger Balance shall represent a loan or claim of such size that the net interest-bearing debt in the Petroleum Activities, adjusted for the Demerger Balance, is NOK 1 billion. In this respect, net interest-bearing debt shall be calculated on a consolidated basis in accordance with USGAAP as follows:

Bank loans and other interest-bearing short term debt

+	Long term debt including first year’s instalments

-	Cash and bank deposits

-	Short term investments

=	Net Interest-Bearing Debt

+/-	Demerger Balance

=	NOK 1,000,000,000

3. ADJUSTMENT OF THE DEMERGER BALANCE AFTER THE EFFECTIVE DATE ETC.
3.1 Adjustment and settlement of the Demerger Balance
The Demerger Balance described in clause 2.10 shall be subject to continuous adjustment in order to reflect the cash flows in the Petroleum Activities, including cash flows in connection with Related Transactions, in the period between the Effective Date and the Implementation, as well as to reflect adjustments in connection with Related Transactions, taxation issues and other issues according to the provisions of the Merger Plan. Any amounts in other currency than NOK shall be converted to NOK based on the exchange rate on the day when the relevant adjustment of the Demerger Balance is made, unless otherwise stated in the provisions of the Merger Plan.
The Demerger Balance shall bear interest according to a rate corresponding to one months’ NIBOR. The interest shall be calculated daily and capitalized in arrears on the last business day of each calendar month. One month’s NIBOR is defined as the rate quoted at Reuters around 1200 hours two business days before the beginning of the following month.
Hydro shall, no later than three business days before the Implementation, notify Statoil in writing of its best estimate of the amount, including accrued interest, which the Demerger Balance will constitute at the Implementation. This amount shall be settled by cash payment at the Implementation.

Hydro shall, no later than two months after the Implementation, prepare an updated calculation of the amount, including accrued interest, which the Demerger Balance constituted at the Implementation.
Statoil and Statoil’s advisors shall be given the right to verify the updated calculation, and Hydro shall in this respect produce and grant access to all such information which Statoil and Statoil’s advisors reasonably request in order to carry out the verification.
Statoil must submit any claims for adjustments of Hydro’s updated calculation of the Demerger Balance in writing to Hydro no later than three months after Statoil received the updated calculation from Hydro. Such claims for adjustments shall be substantiated. If no claims have been submitted within the said time limit, Hydro’s updated calculation is final and binding.
Any disagreement which is not settled between the Parties within 14 days after a written claim for adjustments have been submitted shall be finally settled by an auditor jointly appointed by the Parties. If the Parties do not agree on an auditor within fourteen days after one of the Parties has requested such appointment, each of the Parties may require the auditor to be appointed by the managing director, or in his absence, the senior director of the Norwegian Institute of Public Accountants. If the disagreement concerns the interpretation of the Merger Plan, the dispute shall be settled according to clause 15.19.
When the calculation of the Demerger Balance has become final, any discrepancies from the finally determined Demerger Balance and the amount which according to the provision above was paid at the Implementation (including interest calculated in accordance with the provisions above from the Implementation to the time of payment), shall within three business days be settled by cash payment.
Any inter-company balances in accordance with the provisions of the Merger Plan which incur after the Implementation fall due for payment 15 business days after the Party who shall make a payment to the other Party has been duly informed.
3.2 Provisions regarding distributions etc.
If a Hydro Company, during the period between the Effective Date and the Implementation, makes a distribution to a Petroleum Company (in the form of dividend, group contribution or otherwise, including provisions for distributions in the 2006 accounts), the Demerger Balance shall be adjusted through a subsequent claim for Hydro’s Remaining Activities against Hydro’s Petroleum Activities of a corresponding amount, converted to NOK based on the exchange rate of the day when the relevant distribution was made. The claim shall be reduced by an amount corresponding to the reduction in payable tax in the relevant Hydro Company which has been achieved as a result of the distribution. Such reduction shall take effect from the time when the tax payment would have been made, however no later than at the Implementation. Corresponding principles shall be applied to distributions from Petroleum Companies to Hydro Companies.
3.3 Provisions regarding other intra-group transactions
In order to prevent other intra-group transactions which will be conducted before or at the Implementation from affecting the distribution of net values between the Parties on a consolidated level, the Demerger Balance shall be adjusted in accordance with the provisions below.
Related Transactions which are conducted in the form of sales shall take place on an “as is” basis against cash payment of a market-based consideration from the buying to the selling company. Simultaneously, a corresponding claim shall be established with the same amount between Hydro’s Remaining Activities and Hydro’s Petroleum Activities which and be included in the Demerger Balance stated in clause 3.1.
To the extent Petroleum Companies, during the period between the Effective Date and the Implementation, have loans from other Hydro Companies than Hydro with other interest terms than what applies to the Demerger Balance according to clause 3.1, the difference between the interest actually paid, and the interest which would have been paid if the principles in clause 3.1 had been applied, shall be calculated in arrears each month. The sum of all such discrepancies (plus interest calculated according to the principles stated in clause 3.1 from the expiry of the month to which the discrepancy applies and up until Implementation) represents a claim between Hydro’s Remaining Activities and Hydro’s Petroleum Activities which is included in the Demerger Balance set out in clause 3.1

To the extent Petroleum Companies, in the period between the Effective Date and the Implementation, have loans from other Hydro Companies than Hydro with a fixed rate of interest, the loans shall, before the Implementation, be converted to loans with a floating rate of interest equal to the one set out in clause 3.1. The difference between the present value of each such loan discounted with the market rate for similar loans and the nominal value of the loan shall be calculated at the time of the conversion and be settled between the relevant Petroleum Company and the relevant Hydro Company. The sum of all such differences (plus interest calculated in accordance the principles stated in clause 3.1 from the conversion to the Implementation) represents a claim between Hydro’s Remaining Activities and Hydro’s Petroleum Activities which is included in the Demerger Balance set out in clause 3.1.
Corresponding principles as stated in the two preceding paragraphs shall apply if Hydro Companies, in the period between the Effective Date and the Implementation, have loans from Petroleum Companies with other interest terms than what applies to the Demerger Balance set out in clause 3.1.
3.4 Provisions regarding fiscal issues
The main principle for distribution of assets, rights and obligations set out in clause 2.1 implies that the Merged Company assumes all historical and future rights and obligations related to the Petroleum Activities from the Effective Date. This also includes all historical and future rights and obligations related to fiscal issues related to Hydro’s Petroleum Activities, and regardless of whether the matter is formally allocated to a Petroleum Company or a Hydro Company. Thus, any rights related to payments made and any liabilities for possible changes in taxation from previous years shall be allocated to the Merged Company if the basis for taxation is related to the Petroleum Activities. Correspondingly, rights and obligations related to fiscal issues related to Hydro’s Remaining Activities shall be allocated to Hydro. This principle shall be completed and modified by way of the adjustment mechanisms described below.
If discrepancies from the tax return of a Petroleum Company for 2006 or changes in taxation of a Petroleum Company for previous years result in increased (or reduced) payment of tax for a Hydro Company, the Merged Company shall, after the tax payment has been made on demand, pay a corresponding amount to Hydro (or vice versa) converted to NOK based on the exchange rate on the day when the tax amount is paid. A corresponding principle shall apply if discrepancies from the tax return of a Hydro Company for 2006 or changes in taxation of a Hydro Company for previous years result in increased or reduced payment of tax for a company related to the Petroleum Activities.
In the event of discrepancies from the tax return for 2006 or changes in taxation for previous years related to internal pricing, including allocation of corporate costs, between Hydro’s Petroleum Activities and Hydro’s Remaining Activities, Hydro shall, if the change results in an increase in taxation of Hydro’s Petroleum Activities, compensate the Merged Company with an amount corresponding to the reduction in taxation of Hydro’s Remaining Activities, however limited to the increase in taxation of the Petroleum Activities, converted to NOK based on the exchange rate at the Implementation or at such later date when a claim for reimbursement is made. Correspondingly, the Merged Company shall compensate Hydro according to the same principles if the change results in an increase in taxation in Hydro’s Remaining Activities.
In the event of discrepancies from the tax return for 2006 or changes in the taxation for previous years of Norsk Hydro Produksjon AS which result in a different distribution of financial items between Hydro’s Petroleum Activities and Hydro’s Remaining Activities, Hydro shall compensate the Merged Company for any reductions in the taxation of Hydro’s Remaining Activities as a consequence of such changes, and the Merged Company shall compensate Hydro for any reductions in the taxation of Hydro’s Petroleum Activities as a consequence of such changes, however limited to the corresponding increase of taxation of the other party, converted to NOK based on the exchange rate at the Implementation or at such later date when a claim for reimbursement is made.

In the tax jurisdictions in which it is possible, for the fiscal year 2007, to consolidate Hydro’s Petroleum Activities and Hydro’s Remaining Activities up until Implementation, such consolidation shall take place. Any transfers of values which in this respect take place between Hydro’s Petroleum Activities and Hydro’s Remaining Activities shall be assessed in accordance with clause 3.2.
If a Hydro Company becomes obliged to pay taxes or charges as a result of the Merger, including in connection with the completion of Related Transactions or other underlying transactions as a part of the Merger, the Merged Company shall, at the Implementation or possibly later when the amount is paid and a claim for refund is submitted to the Merged Company, pay a corresponding amount converted to NOK based on the exchange rate at the Implementation or at such later date when a claim for reimbursement is made.
Any payment obligations under the provisions above shall be adjusted for any taxation effects related to the actual payment of the above-mentioned adjustments.
4. DEMERGER CONSIDERATION
As compensation for the transfer of Hydro’s Petroleum Activities, the shareholders of Hydro shall receive 0.8622 shares in the Merged Company for each share owned in Hydro. Consideration shares will not be issued for treasury shares owned by Hydro.
Fractions of shares will not be issued. Instead, such fractions will be gathered into whole shares which will be sold in the market. The net proceeds shall be distributed proportionately between those entitled to fractions.
The exchange ratio is based on the following financial conditions:
(i)	Hydro’s Petroleum Activities shall be allocated a net interest-bearing debt (as defined in section 2.10 above) of NOK 1 billion as per 1 January 2007.

(ii)	Statoil shall before the Implementation distribute an ordinary dividend of NOK 9.12 per share.

(iii)	Hydro shall before the Implementation distribute an ordinary dividend of NOK 5.0 per share. This dividend shall be charged to the Petroleum Activities.

(iv)	Neither Statoil nor Hydro shall, except as otherwise stated in (i) and (ii) above and clause 5 below, distribute any dividend on its shares before the Implementation.
5. CHANGES IN CAPITAL STRUCTURE BEFORE THE IMPLEMENTATION
In the course of the period between the approval of the Merger Plan by the general meetings and the Implementation, it is assumed that Hydro and Statoil will redeem 16,871,506 and 14,291,848 shares, respectively, belonging to the Norwegian government and cancel such number of own shares that the government’s ownership percentage remains unchanged. The redemption and cancellation of shares shall be made in accordance with established practice and agreements regarding repurchase schemes for shares entered into with the government.
On this basis, a proposition will be made to the general meeting of Hydro to reduce the share capital before the Implementation by NOK 140,904,532 by way of cancellation of 21,627,000 own shares and a redemption of 16,871,506 shares belonging to the government, as represented by the Ministry of Petroleum and Energy, resulting in a share capital immediately before the Implementation of NOK 4,567,522,433.30 divided on 1,247,956,949 shares, each with a par value of NOK 3.66.
Correspondingly, a proposition will be made to the general meeting of Statoil to reduce the share capital before the Implementation by NOK 50,397,120 by way of cancellation of 5,867,000 own shares and redemption of 14,291,848 shares belonging to the government, as represented by the Ministry of Trade and Industry, resulting in a share capital immediately before the Implementation of NOK 5,364,962,167.50 divided on 2,145,984,867 shares, each with a par value of NOK 2.50.

Otherwise, none of the Parties shall, without the prior consent from the other Party, acquire or sell own shares or change its share capital prior to the Implementation, except for the Parties acquisition and sale of treasury shares as part of the implementation of a share savings scheme for the employees in accordance with established practice.
6. CHANGES IN CAPITAL STRUCTURE AS A RESULT OF THE MERGER
6.1 Reduction of the share capital in Hydro as a result of the Merger
As a part of the approval of the Merger Plan, the general meeting of Hydro shall pass the following resolution regarding the reduction of share capital:
“The share capital of Norsk Hydro ASA shall be reduced by NOK 3,197,256,703.30 from NOK 4,567,522,433.30 to NOK 1,370,256,730 by reduction of the par value of each share from NOK 3.66 to NOK 1.098. In executing the reduction, assets, rights and obligations shall be transferred to the Merged Company in connection with the demerger. That portion of the distributions which exceeds the capital reduction shall for accounting purposes be charged to the premium paid-in capital by an amount of NOK 6,727,420,000 which corresponds to 70% of the premium paid-in capital as of 1 January 2007, whereas any excess amounts are charged to other equity.
With effect from the registration of completion of the demerger with the Register of Business Enterprises, article 4 of the articles of association is amended to the following wording:
The share capital is NOK 1,370,256,730 divided on 1,247,956,949 shares with a par value of NOK 1.098. The shares shall be registered in the Norwegian Central Securities Depository. The board of directors may refuse transport and take other necessary measures in order to prevent the transfer of shares from taking place in defiance of the limitations set forth in Norwegian legislation.”
6.2 Increase of the share capital of Statoil as a result of the Merger
As a part of the approval of the Merger Plan, the general meeting of Statoil shall pass the following resolution regarding the increase of share capital:
“The share capital shall be increased by NOK 2,606,655,590 from NOK 5,364,962,167.50 to NOK 7,971,617,757.50 by issuing 1,042,662,236 shares, each with a par value of NOK 2.50, in connection with the demerger. The portion of the contribution which is not treated as share capital in the accounts shall, in accordance with the continuity principle, be treated in the accounts so that the sum of the paid in equity capital in the two companies remains unchanged after the Merger.
Subscription of the shares shall take place by way of approval of the Merger Plan by the general meeting of Hydro.
Payment for the shares shall take place by the transfer of assets, rights and obligations from Hydro according to the Merger Plan when completion of the demerger is registered with the Register of Business Enterprises.
The shareholders of Statoil waive the pre-emptive right to subscribe for shares as the shares are issued to the shareholders of Hydro as demerger consideration. Shares will not be issued to Hydro for treasury shares owned by the company. The new shares shall entitle the holders to distributions from the time they are issued.
The new shares shall be registered in Statoil’s register of shareholders as soon as possible after the completion of the demerger is registered with the Register of Business Enterprises, and shall thereafter entitle the holder to full shareholder rights in Statoil.”

6.3 Further amendments to Statoil’s articles of association as a result of the Merger
As a part of the approval of the Merger, the general meeting of Statoil shall pass a resolution regarding amendments to the company’s articles of association so that they from the Implementation will be in accordance with what follows in Annex 6. Amendments compared to the current articles of association of Statoil follows from the mark-up included in Annex 7. Amendments beyond what is necessary for the Merger are minor technical and linguistic amendments.
7. FOUNDERS AND SUBSCRIPTION CERTIFICATES
Hydro has issued founders and subscription certificates which in case of an increase of the share capital, provided that this is permitted under applicable Norwegian legislation, give the holders a preferential right to subscribe at the terms of subscription determined by the company. The preferential right does not apply if the share capital increase is conducted to allot shares to third parties as consideration for contribution of assets to the company.
The holders of the founders and subscription certificates will maintain their rights in Hydro after the Implementation. In relation to the Merged Company, the rights of the holders of the founders and subscription certifications will be redeemed by the Merged Company paying a redemption consideration, upon the submission of a claim, based on the actual value of the certificates, cf. public limited companies act section 14-9. cf. section 13-19. Hydro shall be compensated by the Merged Company for any costs incurred by Hydro in this respect.
8. FURTHER ON THE MERGED COMPANY
8.1 Name and logo
From the Implementation, the Merged Company shall have a new name and a new logo.
The name of the Merged Company shall, from the Implementation, be StatoilHydro ASA. The board of directors of the Merged Company shall develop a new name and a new logo which shall symbolise the company’s business strategy, values and vision, and which shall be different from the present companies’ names. A proposal for a new name shall be presented at the first annual general meeting after the Implementation.
Change of name and logo shall not prevent the use of Statoil’s present name and logo in connection with the Merged Company’s activities within the business area “energy and retail” to the extent this is considered appropriate.
8.2 Registered office and location
The registered office of the Merged Company shall be in Stavanger. Corporate functions shall be located in both Oslo and Stavanger, and the CEO shall have offices in both locations.
8.3 The board of directors of the Merged Company
The board of directors of the Merged Company shall consist of ten members, of which three members shall be elected among the employees. The chairman of the board of the Merged Company shall be Eivind Reiten. The election committee of Hydro shall nominate two and the election committee of Statoil shall nominate four of the other members of the board.
The board of directors shall be elected for the period up until the annual general meeting of the Merged Company in the spring 2010.

8.4 The management of the Merged Company
The CEO of the Merged Company shall be Helge Lund.
The remaining senior management shall be composed as described in Annex 2.
The composition of the remaining senior management of the Merged Company will be determined by the current CEOs in accordance with the principle of merger of equals.
The management structure and management systems of the Merged Company will principally be based on Statoil’s existing model.
8.5 Other corporate bodies
The Merged Company shall have a corporate assembly consisting of 18 members together with deputy members. Six members with deputy members shall be elected by and among the employees. The election committee of Hydro shall nominate five of the other members and two deputy members, while the election committee of Statoil shall nominate seven of the other members and two deputy members.
The Merged Company shall have an election committee consisting of four members. The election committee of Hydro and Statoil shall each nominate two of the members of the election committee.
The members of the corporate assembly and the election committee shall be elected for the period up until the annual general meeting of the Merged Company in the spring 2010.
8.6 Representatives of the employees in the board of directors and the corporate assembly
The Parties will arrange for the election of employee representatives for the Merged Company’s corporate assembly and board of directors as soon as possible after the Implementation, with the aim of having employee representatives in these corporate bodies with experience from Hydro and Statoil reflecting the principle of merger of equals.
9. ACCOUNTING ISSUES
The financial effective date of the Merger, with regard to the company accounts, shall be 1 January 2007, i.e. transactions in Hydro’s Petroleum Activities will from the said date, for accounting purposes, be regarded as having been conducted on the account of the Merged Company.
The Merger is expected to be carried out with continuity for accounting purposes.
The draft opening balance for the Merged Company is included as Annex 12.
10. FISCAL ISSUES
The Merger shall for tax purposes take effect from 1 January 2007.
The Merger shall be carried out with continuity for taxation purposes in Norway.
In accordance with the requirements of section 11-8 (1) of the Norwegian Taxation Act, the nominal and paid-in share capital is distributed in proportion to Hydro’s net values, i.e. 30% for Hydro’s Remaining Activities and 70% for the Petroleum Activities.
Continuity for taxation purposes implies, inter alia, that taxation positions related to assets, rights and obligations which are transferred from Hydro to the Merged Company upon the Merger will be transferred unaltered to the Merged Company, cf. inter alia sections 11-7 (1) and 11-8 (3) and (4) of the Taxation Act, and that the Merger will not have any immediate fiscal consequences for Hydro’s shareholders in Norway, and, at the same time, the tax base in Hydro will remain unaltered, with an apportionment to shares in Hydro and shares in the Merged Company in the same ratio as the par value of the shares apportioned in connection with the Merger, cf. section 11-7 (2) of the Taxation Act.

11. CONDITIONS FOR THE COMPLETION OF THE MERGER
Each of the Parties’ obligation to execute the Merger is contingent upon:
(i)	Approval of the Merger Plan by the general meetings in Hydro and Statoil with the necessary majority.

(ii)	No incidents, changes, occurrences or developments with regard to the other Party occurring prior to the approval of the Merger Plan by the respective general meetings which materially alter the basis for the Merger.

(iii)	Adequate documentation of settlement of the estimated Demerger Balance described in clause 3.1 has been presented.

(iv)	The Parties obtaining all necessary approvals from public authorities to execute the Merger, and that these approvals do not contain conditions which will have a material adverse effect for the Merged Company, unless the boards of directors of Hydro and Statoil find that the effect of any failure to obtain approvals or any conditions imposed upon the Merged Company in connection with such approvals will not have a material adverse effect for any of the Parties considering the compensation that may have been agreed upon in this respect.

(v)	Possible third party approvals which may be necessary for the Implementation of the Merger having been given, unless the boards of directors of Hydro and Statoil find that the effect for the Merged Company will not have a material adverse effect for any of the Parties considering the compensation which might be agreed upon in this respect.

(vi)	The deadline for objections from creditors pursuant to the Public Limited Companies Act section 14-7, cf. section 13-15, cf. section 13-16 shall have expired for both Parties and the position regarding any creditors who have raised objections shall have been settled, or the District Court shall have decided that the Merger may nevertheless be executed and registered with the Register of Business Enterprises.

(vii)	All conditions for Statoil’s continued listing on the Oslo Stock Exchange and the New York Stock Exchange respectively have been, or with a reasonable degree of certainty will be, fulfilled.
Statoil’s obligation to execute the Merger is also contingent upon Statoil having received a written confirmation from Hydro stating that all necessary Related Transactions, including the demerger of Norsk Hydro Produksjon AS, have been executed in accordance with the Merger Plan and as the Parties have otherwise agreed.
12. COMPLETION OF THE MERGER
The Merger shall become effective upon registration of the notification from Statoil that the Merger shall enter into force is registered with the Register of Business Enterprises.
Such registration in the Register of Business Enterprises shall take place on the first business day of the subsequent month after the conditions stated in clause 11 have been satisfied. The Merger shall lapse if such registration has not taken place at the latest 12 months after the approval of the Merger Plan by the general meetings of Statoil and Hydro respectively, unless the boards of directors of Hydro and Statoil agree upon an extension of the deadline.
The Parties shall to the extent necessary exchange information and otherwise cooperate with the aim to as soon as possible fulfil the conditions for the completion of the Merger as soon as possible.

13. PLANNING OF THE INTEGRATION
The Parties have, in accordance with the Integration Agreement, established a project for the integration under the leadership of Hilde M. Aasheim in close cooperation with Anne Therese Hestenes, who, to the extent this will not be in conflict with competition laws, shall plan the integration of the involved activities. The integration project shall be executed based on the principle of merger of equals and other principles laid down in the Merger Plan.
14. RESTRICTIONS ON THE CONDUCT OF BUSINESS DURING THE TERMS OF THE MERGER PLAN
None of the Parties – nor any company controlled by any of the Parties – shall, from the time of entering into this Merger Plan, act in contradiction to the terms and conditions set forth herein. Neither Hydro’s Petroleum Activities nor Statoil shall, without the prior written consent from the other Party, decide or undertake major investments, disposals (including shares or interests in companies) or changes to its business or capital structure, or perform other acts or omissions which are of material importance to the Merger or which fall outside the scope of ordinary course of business. The above does not preclude acts or omissions contemplated by this Merger Plan or which are necessary to execute the Merger.
Neither Statoil nor Hydro shall take any actions with the aim of an offer or proposal being put forward which will be detrimental to the completion of the Merger or will reduce the probability for the Merger being approved by their respective general meetings. Each of the Parties shall immediately inform the other Party of any inquiries they may receive regarding possible offers or proposals of such nature.
15. MISCELLANEOUS
15.1 Costs in connection with the Merger
All external costs incurred or to be incurred by the Hydro group in connection with the planning, negotiation and completion of the Merger and the related division of the Hydro group, including in connection with the completion of Related Transactions, shall be a part of the Petroleum Activities to be transferred in the Merger. This principle includes inter alia expenses related to advisors, expenses incurred in connection with the transfer of loans and other agreements, and any obligations to pay taxes and charges. The principle is limited to costs related to circumstances which Statoil has been informed of prior to the Implementation.
15.2 Settlement of balances between Hydro companies and Petroleum companies
All interest-bearing balances between Petroleum Companies and Hydro Companies shall be settled at the Implementation. All other balances which exist at the Implementation and which are not of a continuous commercial nature shall be settled within three months after the Implementation.
15.3 Any contracts which are formally allocated to another company than the operational contracting party
To the extent there are agreements in which other Hydro Companies than Hydro are parties, and which are mainly related to the Petroleum Activities, such agreements shall, unless the Parties agree otherwise, be transferred to the Merged Company or a company appointed by the Merged Company. A corresponding principle shall apply if Petroleum Companies are parties in agreements which are mainly related to Hydro’s Remaining Activities. If such agreements have a positive or negative market value, a corresponding cash consideration shall be contributed between the assignor company and the assignee company. Simultaneously, a corresponding claim with the same amount is established between Hydro’s Remaining Activities and Hydro’s Petroleum Activities which shall be included in the Demerger Balance.

15.4 Liability exemption in relation to third parties
The Merged Company shall take all reasonable measures to relieve Hydro Companies from their responsibility towards third parties, including lenders and other contracting parties, related to the assets, rights and obligations included in the Petroleum Activities. Correspondingly, Hydro shall take all reasonable measures to relieve the Petroleum Activities from their responsibility towards third parties, including lenders and other contracting parties, related to the assets, rights and obligations that are comprised by Hydro’s Remaining Activities.
15.5 Assets, rights and obligations which cannot be transferred
To the extent that the transfer of assets, rights or obligations related to the Petroleum Activities to the Merged Company is not obtainable as a result of necessary public authority approvals or third party approvals not having been given, and this does not prevent the completion of the Merger according to clause 11 above, the Parties shall, to the extent possible, enter into agreements between them which give the Merged Company similar rights and obligations towards Hydro Companies as if the asset, right or obligation had been transferred to the Merged Company. If it is not possible to transfer the relevant assets, rights or obligations by way of such agreements, Hydro shall compensate the Merged Company according to the value which the relevant asset, right or obligation represents.
The same applies if assets, rights and obligation related to Hydro’s Remaining Activities cannot be transferred from Petroleum Companies.
15.6 Regarding guarantee liabilities
As a part of the Merger, a transfer to the Merged Company of guarantee liabilities related to Hydro’s Petroleum Activities will take place. Statoil shall actively contribute to, including by offering to provide similar guarantees in relation to the relevant third parties, such guarantees being transferred to the Merged Company at the Implementation or as soon as possible thereafter. Hydro shall also actively contribute to such transfer.
To the extent that such guarantees have still not been transferred at the Implementation, the Parties shall enter into agreements between them which give the Merged Company the same rights and obligations towards the relevant Hydro Company as these Hydro Companies have towards the relevant third parties in relation to the guarantee. Such agreements shall terminate at the time when the Hydro Companies are relieved from their guarantee liabilities.
To the extent that Hydro Companies are still liable for guarantees related to the Petroleum Activities after the Implementation, the Merged Company shall award continuously compensate compensation to the relevant Hydro Companies for any expenses, including bank charges, in connection with the maintenance of the guarantees.
Corresponding principles, including the activity requirements set out in the first paragraph, shall apply if Petroleum Companies, after the Implementation, are still liable for guarantees related to Hydro’s Remaining Activities.
15.7 Interest on overdue payments
If any payments that in accordance with the provisions of the Merger Plan is due at the Implementation is made at a later date on account of the fact that more time is required to quantify the relevant amounts payable, or because the Parties cannot agree on the relevant amounts, then interest in accordance with the figures in clause 3.1 shall be payable from the Implementation and until payment is made. In cases where such payment is overdue although the size of the amount is finally determined through an agreement between the Parties or a legal decision, the interest rate shall be set 3 percentage points higher.

15.8 Handling of claims or lawsuits regarding assets, rights or obligations related to the other party
In the event that a Hydro Company is already handling or is notified of a possible claim or lawsuit in which the actual interest, directly or indirectly according to the provisions of the Merger Plan, or in agreements regulating Related Transactions, lies with a Petroleum Company or the Merged Company, the company handling or receiving the notice shall without undue delay notify the company which it believes has the actual interest of the matter. If the company receiving such notice declares in writing to be liable for the rights and obligations related to the possible claim or lawsuit, this company shall be entitled to be in charge of the further handling of the case in relation to the party submitting the claim. The same applies if a Petroleum Company or the Merged Company is already handling or is notified of a possible claim or lawsuit in which the actual interest, directly or indirectly according to the provisions of the Merger Plan or in agreements regulating Related Transactions, lies with a Hydro Company.
In the event that a Hydro Company is already pursuing or accepts to submit a possible claim or lawsuit against third parties, in which the actual interest, directly or indirectly according to the provisions of the Merger Plan or in agreements regulating Related Transactions, lies with a Petroleum Company or the Merged Company, the company having the actual interest shall be entitled to be in charge of the further consideration of the case, provided that such company declares in writing to be liable for rights and obligations related to the possible claim or lawsuit. The same applies if a Petroleum Company or the Merged Company is already pursuing or accepts to submit a possible claim or lawsuit against third parties in which the actual interest, directly or indirectly according to the provisions of the Merger Plan or in agreements regulating Related Transactions, lies with a Hydro Company. A company may only refuse to accept such pursuit or submission of a possible claim or lawsuit if significant reasons so require.
If both parties have an actual interest in the above-mentioned claims or lawsuits, the Parties shall clarify the further handling of the case in greater detail.
Under any circumstances, the handling of claims or lawsuits in all of the above-mentioned cases shall take place with due handling of the interests of the other company in relation to the claim or lawsuit.
15.9 Agreements between Hydro Companies and Petroleum Companies
A number of agreements has been, and will be, entered into between Hydro Companies and Petroleum Companies which continue established business relations between Hydro’s Petroleum Activities and Hydro’s Remaining Activities in a transitional period. Such agreements shall be based on common commercial terms. If such agreements fall outside the scope of the ordinary course of business or remain in force beyond 30 June 2008, entering into or changing such agreements is subject to Statoil’s prior written consent. Such consent cannot be unreasonably withheld, and Statoil shall without undue delay make a decision as to whether such consent shall be given.
The above-mentioned provisions shall not be apply to agreements related to IT/IS activities, which will be regulated in greater detail by clause 2.5.
15.10 The parent companies’ liability for the obligations of subsidiaries
To the extent the Merger Plan or agreements regarding Related Transactions contain provisions which according to their content must be complied with by the Parties’ respective subsidiaries, each Party is liable for implementing the legal and actual measures necessary in order to ensure that their respective subsidiaries act in accordance with the provisions in question.
Furthermore, each Party shall on a joint and several basis be liable for the obligations of its subsidiaries under the Merger Plan or agreements regarding Related Transactions.
15.11 Use of the name Hydro etc.
The Parties shall enter into a separate agreement regarding the Merged Company’s use of the name, logo etc. of Hydro and its subsidiaries, including in relation with clause 8.1. Such agreement shall contain customary terms and conditions for use, including limitation of the duration of such use. The right to use the name, logo etc. is limited by any rights held by third parties.

15.12 Archive material
Hydro and the Merged Company shall grant each other access to copy all accounting records and other archive material to the extent that the party not having such material in its possession reasonably requests such copying for the purpose of its accounting, legal obligations or conduct of business.
15.13 Industriforsikring
The shares in Industriforsikring shall remain in Hydro after the Merger. However, after the Merger Industriforsikring shall demerge (a) all rights and obligations related to the insurance of the Petroleum Activities, including rights and obligations in connection with the membership in OIL, and (b) a proportionate share of Industriforsikring’s assets. The Merged Company or any of its subsidiaries shall, after the demerger of Industriforsikring has been executed, acquire according to a special agreement the company which is demerged from Industriforsikring for a cash amount equal to this company’s value adjusted equity.
15.14 Norsk Hydro Canada Inc.
In connection with the transfers of the ownership interests in Norsk Hydro Canada Inc. (“NHCI”), it is established, at the Effective Date, an interest-bearing claim against Hydro’s Remaining Activities allocated to Hydro’s Petroleum Activities corresponding to USD 35 million for coverage of cost related to the close down of NHCI. This claim shall not be included in the calculation of net interest-bearing debt as described in clause 2.10, but shall be included in the settlement according to clause 3.1. Moreover, Hydro shall compensate the Merged Company for any costs incurred related to close down which exceed USD 35 million. The Merged Company, on the other hand, shall compensate Hydro for 50% of the value of the final realized tax positions of NHCI.
15.15 Insurance
Hydro shall ensure that the Petroleum Activities keep the relevant insurances on corresponding terms up until Implementation.
15.16 Changes to the Merger Plan
The boards of directors of Hydro and Statoil may, on behalf of the general meetings, carry out minor changes to the Merger Plan, including changes to the time schedule as set out in clause 1.5, provided that the changes are not detrimental to the shareholders and do not have financial impact to the Merger.
To the extent that the technical implementation of the Merger results in an unforeseen situation with regard to obtaining approvals or endorsements from public authorities or third party consents, the boards of directors of Hydro and Statoil may adjust the technical implementation of the Merger as described in the Merger Plan, provided that such adjustments are not detrimental to the shareholders and do not have financial impact to the Merger.
15.17 Confidentiality and information
All information which has been, and will be, received from the other Party in connection with the process related to the Merger, and which is not publicly known, shall be treated as confidential and shall not be used for purposes other than the Merger. This does not prevent submission of such information required by law or regulations. In such cases the Party which is obliged to give such information shall, if possible, consult the other Party before such information is given.
Information to the public and the relevant stock exchanges related to the Merger shall be given jointly by the Parties.

15.18 Termination of the Merger Plan
The Demerger Plan shall terminate if it is terminated due to the conditions for the Merger not being possible to fulfil or due to material breach. The provisions of the Merger Plan shall not limit the Parties’ right to declare themselves not bound by the Merger Plan according to general contract law.
The Parties shall cooperate on the information given about a possibly termination of the Merger Plan. When preparing and presenting information, the opinions and interests of both Parties shall be taken into consideration.
15.19 Disputes
The Parties shall endeavour to settle disagreements in connection with the Merger Plan amicably. Disputes shall, if the Parties do not agree otherwise, be settled by arbitration in Oslo. The arbitration proceedings and the award of the arbitration tribunal shall be subject to the provisions of clause 15.17.
* * * * *

This Merger Plan is signed in two copies, of which Hydro and Statoil shall retain one copy each.
Oslo, 12 and 13 March 2007

The board of directors of Norsk Hydro ASA	The board of directors of Statoil ASA

Jan Audun Reinås	Jannik Lindbæk
/s/ Jan Audun Reinås	/s/ Jannik Lindbæk

Elisabeth Grieg	Karin Cecilie Kullmann Five
/s/ Elisabeth Grieg	/s/ Karin Cecilie Kullmann Five

Terje Friestad	Finn Arild Hvistendahl
/s/ Terje Friestad	/s/ Finn Arild Hvistendahl

Håkan Mogren	Knut Åm
/s/ Håkan Mogren	/s/ Knut Åm

Kurt Anker Nielsen	Grace Montgomery Reksten Skaugen
/s/ Kurt Anker Nielsen	/s/ Grace Montgomery Reksten Skaugen

Geir Nilsen	Ingrid Beichmann Wiik
/s/ Geir Nilsen	/s/ Ingrid Beichmann Wiik

Sten Roar Martinsen	Marit Arnstad
/s/ Sten Roar Martinsen	/s/ Marit Arnstad

Grete Faremo	Lill Heidi Bakkerud
/s/ Grete Faremo	/s/ Lill Heidi Bakkerud

Lena Marie Olving Öhberg	Morten Svaan
/s/ Lena Marie Olving Öhberg	/s/ Morten Svaan

Claus Clausen
/s/ Claus Clausen

ANNEXES:
1.	Overview of companies related to the Petroleum Activities

2.	Overview of the group management of the Merged Company

3.	The articles of association for Norsk Hydro ASA (as of today’s date)

4.	Draft articles of association for Norsk Hydro ASA (at the Implementation)

5.	The articles of association for Statoil ASA (as of today’s date)

6.	Draft articles of association for the Merged Company (at the Implementation)

7.	Changes in relation to the currently applicable articles of association for Statoil ASA and draft articles of association for the Merged Company (at the Implementation) with mark-ups

8.	The board of directors’ reports on the Merger

9.	Expert statements on the Merger Plan

10.	Norsk Hydro ASA’s annual accounts, annual report and auditor’s report for 2003, 2004 and 2005, as well as the accounts for 2006, audited and approved by the board of directors, (interim balance)

11.	Statoil ASA’s annual accounts, annual report and auditor’s report for 2003, 2004 and 2005, as well as the accounts for 2006, audited and approved by the board of directors, (interim balance sheet)

12.	Draft opening balance for the Merged Company

13.	Auditor’s statement regarding the draft opening balance of the Merged Company

14.	Auditor’s statement stating that after the reduction of the share capital of Norsk Hydro ASA, there will be full coverage for the company’s undistributable equity.